SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2006
CEDAR FAIR, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 626-0830
N.A.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 22, 2006, Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), Bombay Hook LLC, a Delaware limited liability company, and CBS Corporation, a Delaware corporation, entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which Cedar Fair will acquire all of the outstanding shares of capital stock of Paramount Parks, Inc., a Delaware corporation (“PPI”). PPI is a wholly owned subsidiary of CBS Corporation. The aggregate purchase price is approximately $1.243 billion, subject to certain adjustments.
Prior to the closing, PPI will own, directly or through wholly-owned subsidiaries, the following amusement parks: Canada’s Wonderland near Toronto, Canada; King’s Island near Cincinnati, Ohio; King’s Dominion near Richmond, Virginia; Carowinds near Charlotte, North Carolina; and Great America located in Santa Clara, California.
The Purchase Agreement contains customary representations, warranties, and covenants made by Bombay Hook LLC, as the seller, for a transaction of this type, including representations and warranties with respect to combined financial statements of PPI and certain affiliates and undisclosed liabilities. The covenants include an agreement to conduct the business of PPI in the ordinary course until the closing date of the transaction and not to engage in certain types of transactions between the date on which the Purchase Agreement was signed and closing.
Closing of the acquisition is subject to customary conditions. These conditions include the absence of specified governmental or other legal impediments to the transaction, the termination of applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of a ruling and written confirmation from the Commissioner of Competition relating to antitrust considerations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2006	By:	/s/ Peter J. Crage

Peter J. Crage
Vice President — Finance and Chief Financial Officer